Exhibit 4.2

CAPITAL ONE MASTER TRUST

FIRST AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

FIRST AMENDMENT, dated as of March 23, 2007 (this “Amendment”), to the RECEIVABLES PURCHASE AGREEMENT, dated as of August 1, 2002 (the “Agreement”), between Capital One Bank, a Virginia banking corporation (together with its permitted successors and assigns, “Capital One”) and Capital One Funding, LLC, a Virginia limited liability company (together with its permitted successors and assigns, “Funding”). Terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

W I T N E S S E T H :

WHEREAS, the parties hereto agree to and do hereby amend the Agreement as follows:

SECTION 1. Amendments. (a) Section 1.01 of the Agreement is amended by deleting the definition of “Deleted Account” in its entirety and substituting the following language in lieu thereof:

“Deleted Account” shall mean any Removed Account as to which there are no Receivables arising therein owned by Funding or any Purged Account.

(b) Section 1.01 of the Agreement is amended by adding the following new definition in the correct alphabetical order:

“Purged Account” shall mean any Account that (i) has a Receivables balance equal to $0.00, (ii) contains no Defaulted Receivables, (iii) has been irrevocably closed in a manner consistent with Capital One’s customary and usual procedures for closing consumer revolving credit accounts, (iv) has remained inactive after being irrevocably closed for the period then provided for in Capital One’s customary and usual procedures for purging closed consumer revolving credit accounts, and (v) has been purged by Funding pursuant to Subsection 2.09(d) of the Pooling and Servicing Agreement.

(c) Section 2.03 of the Agreement is amended by deleting subsection (c) in its entirety and substituting the following language in lieu thereof:

(c) Once an Account becomes a Deleted Account, Capital One shall promptly delete such Deleted Account from Schedule 1 hereto and shall indicate in its computer files that such Deleted Account is no longer an Account.

(d) Section 5.01 of the Agreement is amended by deleting subsection (f) in its entirety and substituting the following language in lieu thereof:

(f) Interchange. Not later than 12:00 p.m., New York City time, on each Distribution Date, Capital One shall pay to Funding, in immediately available funds, the amount of Interchange allocable to the Receivables. To the extent that the parties cannot determine whether any interchange paid or payable to Capital One for a Monthly Period is allocable to Receivables that were sold to Funding or to receivables that have not been sold to Funding, the amount of such unassigned interchange to be allocated to the Receivables and paid to Funding will be equal to the product of (a) the total amount of such unassigned interchange that relates to Capital One’s MasterCard and VISA (and any similar entity) consumer revolving credit card accounts and (b) a fraction, the numerator of which is the aggregate amount of cardholder charges for goods and services in the Accounts with respect to such Monthly Period and the denominator of which is the aggregate amount of cardholder charges for goods and services in all of Capital One’s MasterCard and VISA (and any similar entity) consumer revolving credit card accounts with respect to such Monthly Period.

SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective as of the date first written above upon satisfaction of the following conditions:

(a) counterparts of this Amendment shall have been duly executed by the parties hereto;

(b) Capital One and Funding have given prior notice of this Amendment to the Trustee and each Rating Agency;

(c) written confirmation has been received by Funding from each Rating Agency that this Amendment will not result in the reduction or withdrawal of the respective ratings of such Rating Agency for any securities issued by the Trust; and

(d) Capital One has delivered to Funding an Officer’s Certificate of Capital One, dated as of the date hereof, stating that Capital One reasonably believes that this Amendment will not cause a Pay Out Event.

SECTION 3. Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof.

SECTION 4. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

CAPITAL ONE BANK

By:	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Managing Vice President,
Treasury

CAPITAL ONE FUNDING, LLC

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

Acknowledged and Accepted by:

THE BANK OF NEW YORK,
as the Trustee

By:	/s/ Catherine Murray
Name:	Catherine Murray
Title:	Assistant Vice President